Exhibit 99.1


                              PRESS RELEASE



FOR RELEASE:  IMMEDIATELY


     HOME FEDERAL BANCORP, INC. OF LOUISIANA INITIATES QUARTERLY CASH DIVIDEND POLICY AND ANNOUNCES DECLARATION OF FIRST CASH DIVIDEND
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Shreveport, La.--July 13, 2005--Home Federal Bancorp, Inc. of Louisiana announced today that its Board of Directors at their meeting on July 13, 2005, initiated a quarterly cash dividend policy and declared its first cash dividend, a $.05 per share cash dividend on the common stock of the Company payable on August 12, 2005 to the shareholders of record at the close of business on July 27, 2005.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At March 31, 2005, the Company had $108.1 million of total assets, $77.0 million of total liabilities and $31.1 million of shareholders' equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private
Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts

Home Federal Bancorp, Inc. of Louisiana, Shreveport

Daniel R. Herndon, (318) 222-1145
 or
Clyde D. Patterson, (318) 222-1145